# 中国南方航空股份有限公司
# CHINA SOUTHERN AIRLINES COMPANY LIMITED

*(a joint stock limited company incorporated in the People's Republic of China with limited liability)*
**(Stock Code: 1055)**

## SUPPLEMENTAL NOTICE OF AGM

Reference is made to the Notice of Annual General Meeting published by China Southern Airlines Company Limited (the "Company") on 14 May 2010, the annual general meeting of the Company (the "AGM") will be held at 9:30 a.m. on 30 June 2010 (Wednesday) at No. 1 Conference Room, 4th Floor, Pearl Hotel CSN, No. 5 Road, Southern Work District, Baiyun International Airport, Guangzhou, Guangdong Province, the PRC.

The board of directors of the Company (the "Board") received the motion made by China Southern Air Holding Company, a controlling shareholder of the Company, for additional proposals to be submitted to the AGM for approval by the shareholders of the Company. All members of the Board took part in the review. After careful deliberation and discussion, the Board resolved unanimously to approve the additional proposals to be submitted to the forthcoming AGM for review. The format and procedure for the proposed submission of additional resolutions were in compliance with the provisions of the Company Law and the Articles of Association.

SUPPLEMENTAL NOTICE is hereby given that the AGM for the year ended 31 December 2009 will be held as originally scheduled and will consider and, if thought fit, approve the following resolutions as ordinary resolutions, in addition to resolutions set out in the Notice of AGM issued on 14 May 2010:

## ADDITIONAL ORDINARY RESOLUTIONS

To consider and, if thought fit, approve the following resolutions as ordinary resolutions:

1. to consider and approve the proposal in relation to the extension of the term of the fifth session of the board of directors (the "Board") until the sixth session of the Board is elected in the general meeting of the Company.

2. to consider and approve the proposal in relation to the extension of the term of the fifth session of the supervisory committee (the "Supervisory Committee") until the sixth session of the Supervisory Committee is elected in the general meeting of the Company.

By Order of the Board of
**China Southern Airlines Company Limited**
**Xie Bing and Liu Wei**
*Joint Company Secretaries*

Guangzhou, the People's Republic of China
11 June 2010

*Notes:*

1. Save for the inclusion of the newly proposed resolutions, there are no other changes to the resolutions set out in the notice of AGM dated 14 May 2010. Please refer to the notice of AGM for the other resolutions to be passed at the AGM and other relevant matters.

2. Since the proxy form sent together with the circular dated 14 May 2010 (the "First Proxy Form") does not contain the proposed additional resolutions as set out in this supplemental notice of AGM, a new proxy form (the "Second Proxy Form") has been prepared and is enclosed with this supplemental circular.

3. The Second Proxy Form for use at AGM is enclosed and is also published on the websites of the Hong Kong Stock Exchange (http://www.hkexnews.hk) and the Company (http://www.csair.com). Whether or not you intend to attend the AGM, you are requested to complete and return the enclosed Second Proxy Form in accordance with the instructions printed thereon not less than 24 hours before the time fixed for holding the AGM or any adjournment thereof (as the case may be). Completion and return of the Second Proxy Form will not preclude you from attending the AGM and voting in person if you so wish.

4. A Shareholder who has not yet lodged the First Proxy form with the Company's H Share registrar – Hong Kong Registrars Limited is requested to lodge the Second Proxy Form if he or she wishes to appoint proxies to attend the AGM on his or her behalf. The Company's H Share registrar – Hong Kong Registrars Limited is at 17M Floor, Hopewell Centre, 183 Queen's Road East, Wan Chai, Hong Kong. In this case, the First Proxy Form should not be lodged with the Company's H Share registrar.

5. A Shareholder who has already lodged the First Proxy Form with the Company's H Share registrar should note that:

   (i) If no Second Proxy Form is lodged with the Company's H Share registrar, the First Proxy Form will be treated as a valid proxy form lodged by him or her if correctly completed. The proxy so appointed by the Shareholder will be entitled to vote at his or her discretion or to abstain on any resolution properly put to the AGM other than those referred to in the notice convening the AGM and the First Proxy Form, including the additional proposed resolutions as set out in this supplemental notice of AGM.

   (ii) If the Second Proxy Form is lodged with the Company's H Share registrar at or before 9:30 a.m. on Tuesday, 29 June 2010, the Second Proxy Form will revoke and supersede the First Proxy Form previously lodged by him or her. The Second Proxy Form will be treated as a valid proxy form lodged by the Shareholder if correctly completed.

   (iii) If the Second Proxy Form is lodged with the Company's H share registrar after 9:30 a.m. on Tuesday, 29 June 2010, the Second Proxy Form will be invalid. It will not revoke the First Proxy Form previously lodged by the Shareholder. The First Proxy Form will be treated as a valid proxy form lodged by him or her if correctly completed. The proxy so appointed by the Shareholder will be entitled to vote at his or her discretion or to abstain on any resolution properly put to the AGM other than those referred to in the notice convening the AGM and the First Proxy Form, including the additional proposed resolutions as set out in this supplemental notice of AGM.

6. Shareholders are reminded that completion and delivery of the First Proxy Form and/or the Second Proxy Form will not preclude Shareholders from attending and voting in person at the AGM or at any adjourned meeting should they so wish.